Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement to Form S-1, of our audit report dated November 26, 2024, with respect to the consolidated balance sheets of Decoy Therapeutics, Inc. as of December 31, 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023.
Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington
January 21, 2025